EXHIBIT 99.1
Habersham Bank Closed by Georgia Department of Banking and Finance
Released: 2/18/11 06:30 PM EDT
CORNELIA, GA — (PR Newswire) — 2/18/11 — Habersham Bancorp (OTC BB: HABC.OB) announced that the Georgia Department of Banking and Finance closed its subsidiary bank, Habersham Bank, and appointed the Federal Deposit Insurance Corporation (FDIC) as receiver. Habersham Bancorp is no longer the parent of Habersham Bank.
In a virtually simultaneous transaction, SCBT National Association acquired the operations and all deposits and purchased essentially all assets of the Bank in a loss-share transaction facilitated by the FDIC and will continue to operate the Bank, according to an FDIC news release. Customers who have questions about the foregoing matters, or who would like more information about the closure of the Bank, can visit the FDIC’s web site located at http://www.fdic.gov/bank/individual/failed/habersham.html, or call the FDIC toll-free at 1-866-806-6128.
In a prepared statement, Habersham Bancorp said: “While we ultimately were unable to save the Bank in the face of unyielding market conditions, the Board of Directors worked tirelessly over the past two years on behalf of the Company and its shareholders and attempted every reasonable solution. In particular, over the last several months, the Board and management team had been working on an offering of common stock to residents of the State of Georgia in an effort to recapitalize the Bank. Our Board and management team also pursued other transactions, including mergers with other institutions and sales of the Bank’s assets. Despite our best efforts, the continuing depressed market conditions prevented us from completing these transactions.”